LISA J. MORRISON
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Effective as of January 1, 2006

This Agreement is entered into and made effective as of January 1, 2006 (the “Effective Date”) between TANGER PROPERTIES LIMITED PARTNERSHIP (the “Company”) and LISA J. MORRISON (the “Executive”). The Company and the Executive are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A. The Company and Executive entered an employment agreement effective as of June 1, 2001 which was amended and restated as of January 1, 2002 and January 1, 2005.

B. The Parties intend to modify, amend and restate the employment contract as provided herein.

Now therefore in consideration of the foregoing recitals and the promises contained herein the Parties agree as follows:

1.  EMPLOYMENT AND DUTIES.

1.1 Employment. During the Contract Term (as defined herein), the Company will employ the Executive and the Executive will serve the Company as a full-time employee upon and subject to the terms and conditions of this Agreement. The Executive’s employment hereunder may be terminated before the end of the Contract Term only as provided in Section 5 of this Agreement.

1.2 Position and Responsibilities. Executive has been elected to serve as Senior Vice President - Leasing and, during the Executive’s employment hereunder, her primary duties, functions, responsibilities and authority will be to oversee the Company’s leasing activities. Further, Executive shall perform such other duties as are assigned to her by the Chief Executive Officer, the Chief Operating Officer and/or the Board of Directors.

1.3 Time and Effort. During the Contract Term, Executive shall be employed on a full-time basis and shall devote her best efforts and substantially all of her attention, business time and effort (excluding sick leave, vacation provided for herein and reasonable time devoted to civic and charitable activities) to the business and affairs of the Company.

2.     PERIOD OF EMPLOYMENT.

2.1 Initial Term.

(a) Initial Term. The period of employment pursuant to this Agreement shall begin on January 1, 2006 and shall extend to the close of business on December 31, 2007 (the "Initial Term"), unless earlier terminated as provided in Section 5 or extended as provided in this Section 2. Calendar year 2006 and each calendar year thereafter during the Contract Term is sometimes herein referred to as a “Contract Year”.

(b) Extended Term. In a writing executed by both parties, prior to the end of the Initial Term or any Extended Term, the Contract Term may be extended for additional one year periods beginning on the anniversary of the Effective Date (sometimes herein referred to as an “Extended Term”) upon such terms and conditions as the parties may agree. References herein to the "Contract Term" of this Agreement shall refer to the Initial Term as extended pursuant to this Section.

3.	COMPENSATION

3.1 Base Salary. As compensation for Executive’s services performed pursuant to this Agreement, Company will pay her an “Annual Base Salary” of $210,000.00 for the Contract Year beginning January 1, 2006. The Annual Base Salary shall be paid in equal installments in arrears in accordance with Company's regular pay schedule.

3.2 Bonus Compensation. For the Contract Year beginning January 1, 2006, in addition to her Annual Base Salary, Executive will be paid an annual bonus (“Annual Bonus”) in an amount equal to the lesser of (i) seventy-five percent (75%) of Executive’s Annual Base Salary in effect on the last day of such Contract Year and (ii) an amount equal to the total “Qualifying Bonus Compensation” (as defined below) of “Qualified Leasing Representatives” (as defined below) paid with respect to that Contract Year divided by the number of Qualified Leasing Representatives for that Contract Year (with a Qualified Leasing Representative employed for less than the full Contract Year included as a fraction equal to the fraction of the Contract Year that he or she was a Qualified Leasing Representative).

For purposes of this Agreement the following terms shall have the meanings set forth below:

“Qualified Leasing Representative”, with respect to any Contract Year, shall mean (i) a person who was employed by the Company as a leasing representative and reported to Executive for at least six months during that Contract Year and (ii) a person hired during such Contract Year for a special leasing project who is designated as a Qualified Leasing Representative by the Company by notice to Executive within thirty (30) days of the commencement of such person’s employment. For purposes of this Agreement, Beth Lippincott will not be considered a “Qualified Leasing Representative”.

“Qualifying Bonus Compensation”, with respect to any Contract Year, shall mean the amount by which (i) the commissions payable to Qualified Leasing Representatives with respect to that Contract Year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s bonus compensation plan exceeds (ii) the base compensation of such Qualifying Leasing Representatives for that Contract Year.

For purposes of illustration only, if this Section 3.2 had been in effect for the calendar year 2005, Executive’s bonus for that calendar year would have been as follows:

Year	Qualifying Bonus Compensation	Qualifying Leasing Representatives	Executive’s Bonus
2005	$443,431	5	$88,686

3.3  Subsequent Contract Years. The Annual Base Salary and Bonus Compensation for each calendar year after calendar year 2006 shall be set by the Company’s Executive Compensation Committee but shall not be less than an Annual Base Salary of $210,000.00.

4. EMPLOYEE BENEFITS.

4.1 Executive Benefit Plans. The Executive shall participate in the employee benefit plans (including group medical and dental plans, a group term life insurance plan, a disability plan and a 401(k) Savings plan) generally applicable to employees of the Company, as those plans may be in effect from time to time.

4.2 Expenses. The Company shall promptly reimburse the Executive for necessary and reasonable travel and other business expenses required to be incurred by the Executive in the performance of her duties for the Company hereunder. Executive shall observe and comply with the Company’s policies with respect to such reimbursements as in effect from time to time. At least monthly, Executive will submit such records and paid bills supporting the amount of the expenses incurred and to be reimbursed as the Company shall reasonably request or as shall be required by applicable laws.

4.3 Vacation. Executive shall have four (4) weeks of paid vacation during each calendar year; provided however, no more than five business days may be taken consecutively. Unused vacation may not be carried over to another year and will be lost if not taken.

5. TERMINATION OF EMPLOYMENT. Executive's employment by the Company hereunder shall be terminated prior to the end of the Contract Term upon the occurrence of any of the following events:

(a) If the Company and Executive mutually agree to terminate the employment;

(b) Upon the disability of Executive. "Disability" for these purposes shall mean Executive's inability through physical or mental illness or other cause to perform any of the material duties assigned to her by the Company for a period of ninety (90) days or more within any twelve consecutive calendar months;

(c) By either party in the event of a material breach by the other party of any of that other party's obligations under this Agreement which breach is not cured or waived within thirty (30) days after written notice thereof is delivered to the breaching party;

(d) By Company, if Executive is convicted of a felony or engages in conduct or activity that has, or in the Company's reasonably held belief will have, a material adverse effect upon Company's business or future prospects;

(e) Upon Executive's death.

Upon termination of Executive's employment, Executive shall be entitled to receive only the compensation accrued but unpaid for the period of employment prior to the date of such termination of employment and shall not be entitled to additional compensation.

6. AGREEMENT NOT TO COMPETE.

(a) Covenant Against Competition. Executive agrees that during Executive's employment and for a period of three months after the termination of her employment by Company, Executive shall not, directly or indirectly, as an employee, employer, shareholder, proprietor, partner, principal, agent, consultant, advisor, director, officer, or in any other capacity, engage in activities involving the development or operation of a factory outlet shopping facility within a radius of fifty (50) miles of any retail shopping facility owned, operated or managed by the Company at any time during Executive's employment hereunder.

(b) Disclosure of Information. Executive acknowledges that in and as a result of her employment hereunder, she will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as financial information, terms of leases, terms of financing, financial condition of tenants and potential tenants, sales and rental income of shopping centers, marketing budgets and expenditures, marketing contracts and arrangements and other specifics about Company's development, financing, construction and operation of retail shopping facilities. Executive covenants and agrees that she shall not, at any time during or following the term of her employment, directly or indirectly, divulge or disclose for any purpose whatsoever any such confidential information that has been obtained by, or disclosed to, her as a result of her employment by Company.

(c) Reasonableness of Restrictions.

(1) Executive has carefully read and considered the foregoing provision of this Section, and, having done so, agrees that the restrictions set forth in this Section, including but not limited to the time period of restriction set forth in the covenant against competition are fair and reasonable and are reasonably required for the protection of the interests of Company and its officers, directors and other employees.

(2) In the event that, notwithstanding the foregoing, any of the provisions of this Section shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Section relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

(d) Consideration. The Executive’s promises in this Section not to compete with the Company and not to disclose information obtained during her employment by the Company are made in consideration of the Company's agreement to pay the compensation provided for herein for the period of employment provided herein. Such promises by Executive constitute the material inducement to Company to employ Executive for the term and to pay the compensation provided for in this Agreement and to make and to continue to make confidential information developed by Company available to Executive.

(e) Company's Remedies. Executive covenants and agrees that if she shall violate any of her covenants or agreements contained in this Section, the Company shall, in addition to any other rights and remedies available to it at law or in equity, have the following rights and remedies against Executive:

(1) The Company shall be relieved of any further obligation to Executive under the terms of this agreement;

(2) The Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or other benefits that Executive, directly or indirectly, has realized and/or may realize as a result of, growing out of or in connection with, any such violation; and

(3) Company shall be entitled to an injunction to prevent or restrain the breach or violation of the agreements contained herein by the Executive or by the Executive's partners, agents, representatives, servants, employees and/or any and all persons directly acting for or with the Executive.

The foregoing rights and remedies of the Company shall be cumulative and the election by the Company to exercise any one or more of them shall not preclude the Company's exercise of any other rights described above or otherwise available under applicable principals of law or equity.

7. MISCELLANEOUS.

7.1 Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of North Carolina, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina without any reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

7.2 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.3 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

If to Executive, to:	Lisa J. Morrison 9 Teal Court Greensboro, NC 27455
If to Company, to:	Mr. Steven B. Tanger Tanger Properties Limited Partnership 3200 Northline Avenue, Suite 360 P.O. Box 10889 [27404] Greensboro, NC 27408

or at any other address as any party shall have specified by notice in writing to the other parties.

7.4 Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Partnership and the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals as of the day and year first above written.

TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina Limited Partnership (Company)

By: ___________________________________
STEVEN B. TANGER, President

________________________________ (SEAL)
LISA J. MORRISON, Executive